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--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION        -----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
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                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number:       3235-0104
                                                                                                        Expires:  December 31, 2001
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response ....0.05
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940           -----------------------------
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1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name And Ticker or Trading Symbol
                                                    quiring Statement
Powell              A.               Leigh          (Month/Day/Year)    I-many, Inc. ("IMNY")
-------------------------------------------------                       ------------------------------------------------------------
    (Last)          (First)          (Middle)                           5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
I-many, Inc.                                     3. I.R.S. Idenfication
537 Congress Street                                 Number of             x  Director           10% Owner         (Month/Day/Year)
                                                    Reporting Person, if ----               ----
-------------------------------------------------   an entity (Voluntary)   Officer (give      Other (specify  ---------------------
                    (Street)                                             x  title below)       below)          7. Individual or
                                                                        ----               ----                   Joint/Group Filing
                                                                                                                  (Check Applicable
                                                                          President and Chief Executive Officer   Line)
                                                                          -------------------------------------   Form filed by One
Portland,            ME               04101                                                                     x Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
                                                                                                                  Reporting Person
                                                                                                               ---
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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Common Stock                                      37,500                               D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                 SEC 1473 (3-99)

              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
                                 TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          or                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                   (Instr. 5)
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Employee Stock Options
(right to buy)                      (1)      4/29/08         Common Stock    150,000     $1.20           D
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Employee Stock Options
(right to buy)                      (2)       5/3/09         Common Stock    312,500     $3.00           D
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Employee Stock Options
(right to buy)                      (3)      7/27/99         Common Stock    500,000     $3.00           D
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Employee Stock Options
(right to buy)                      (4)      9/23/99         Common Stock     28,875     $3.00           D
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Employee Stock Options
(right to buy)                      (5)      1/14/10         Common Stock    221,250     $4.20           D
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Explanation of Responses:
(1)   These options vest in five equal annual installments beginning on April 1, 1999.
(2)   These options vest in four equal annual installments beginning on May 3, 2000.
(3)   These options vest in four equal annual installments beginning on July 27, 2000.
(4)   These options vest in four equal annual installments beginning on September 23, 2000.
(5)   These options vest in four equal annual installments beginning on January 14, 2001.

                                                                        /s/ A. Leigh Powell                       7/8/00
                                                                       -------------------------------------  ----------------------
**Intentional misstatements or omissions of facts constitute Federal      **Signature of Reporting Person             Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).         A. Leigh Powell

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMB Number.                                                  Page 2
                                                                                                                   SEC 1473 (3-99)
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